EXHIBIT 8.1

Law Offices
ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
12th Floor
734 15th Street, N.W.
Washington, D.C. 20005

Telephone (202) 347-0300
Facsimile (202) 347-2172
www.emth.com

May 14, 2003

Trans World Corporation
545 Fifth Avenue, Suite 940
New York, New York 10117

Gentlemen:

        We have acted as special counsel to Trans World Corporation, a Nevada corporation ("TWC"), in connection with the proposed exchange of $1,000 principal amount 12% Senior Secured Notes due March 17, 2005 (the "Notes") for 22,640 (or more under certain circumstances) shares of TWC common stock, $.001 par value per share ("Common Stock") or $1,000 principal amount Variable Rate Promissory Notes due 2010 (the "Replacement Notes"), plus to certain tendering Noteholders, 8% Promissory Notes due 2006 (the "Interest Notes") in the note exchange offer (the "Note Exchange Offer") pursuant to the proposed Agreement and Plan of Recapitalization, a copy of which was filed as Exhibit 4.9 to the Form S-4 Registration Statement, as amended (the "Form S-4") with the Securities and Exchange Commission on November 5, 2002 (the "Agreement"). At your request, in connection with the offering of the Note Exchange Offer, we are rendering our opinion on certain federal income tax consequences of the Note Exchange Offer. Capitalized terms used herein without definition have the meanings ascribed to them in the Agreement.

        For purposes of the opinion set forth below, we have relied, with the consent of TWC, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificate of TWC dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the effective time of the Note Exchange Offer. We also have relied upon the accuracy of the Registration Statement on Form S-4 (No. 333-101028) filed by TWC with the Securities and Exchange Commission in connection with the Note Exchange Offer and the Prospectus of TWC included therein (the "Prospectus").

        The discussion below, except where specifically noted, does not address the effects of any state, local or non-U.S. tax laws. In addition, the discussion below relates to persons who hold the Notes and will hold TWC Common Stock, Replacement Notes or Interest Notes as capital assets. The tax treatment of a Noteholder may vary depending upon such Noteholder's particular situation, and certain Noteholders may be subject to special rules not discussed below, including for example, partners of partnerships that hold the Notes or will hold TWC Common Stock, Replacement Notes or Interest Notes, insurance companies, tax-exempt organizations, financial institutions and broker-dealers. No opinion is expressed with respect to the tax consequences of the Note Exchange Offer under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax. In addition, this discussion does not address the tax consequences to any Noteholder who is not a U.S. Holder.

        A "U.S. Holder" means a beneficial owner of a Note who exchanges its Note for TWC Common Stock or the Replacement Notes or Interest Notes and who is, for U.S. federal income tax purposes: (i) a citizen or resident of the U.S.; (ii) a corporation, partnership or other entity, other than a trust, created or organized in or under the laws of the U.S. or any political subdivision thereof; (iii) an estate whose income is subject to U.S. federal income tax regardless of its source; or (iv) a trust: (x) if, in general, a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (y) that has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person.

        TWC has made the following representations in a letter dated May 13, 2003:

  •
  The note exchange offer will be consummated in compliance with the terms of the Agreement.

  •
  None of the terms and conditions of the Agreement have been waived or modified, and TWC has no plan or intention to waive or modify any such term or condition.

  •
  A valid business purpose exists for the Note Exchange Offer which is unrelated to the avoidance of federal income tax.

  •
  TWC will pay its respective expenses, if any, incurred in connection with the Note Exchange Offer.

  •
  TWC is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

  •
  TWC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code.

  •
  The fair market value of the TWC common stock to be exchanged for the Notes equals or exceeds the principal amount of the Notes surrendered in the Note Exchange Offer.

  •
  No cash in lieu of fractional shares of TWC Common Stock will be paid.

  •
  No event occurring subsequent to the filing of the Registration Statement on Form S-4 filed by TWC with the Securities and Exchange Commission has come to the attention of TWC that causes it to believe that any of the information set forth therein (including, but not limited to, all representations, warranties, covenants and undertakings), insofar as such information relates to TWC, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  •
  Following the Note Exchange Offer, TWC will comply with the record-keeping and information requirements of Treasury Regulation Section 1.368-3. The Note Exchange Offer will be reported for federal income tax purposes by TWC as a reorganization and TWC will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the note exchange offer as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Internal Revenue Code to be a decision by the U.S. Tax Court or a judgment, decree or other order by any court of competent jurisdiction which has become final) or by applicable state or local tax law or by a change in law after the closing date of the Note Exchange Offer (and then only to the extent required by such applicable state or local law or change in law).

  •
  TWC has no plan or intention to redeem or otherwise acquire any of the common stock to be issued in the Note Exchange Offer.

  •
  Following the Note Exchange Offer, TWC will continue to conduct the same business that it conducted prior to the Note Exchange Offer.

  •
  The Note Exchange Offer is a single, isolated transaction and is not part of a plan to periodically increase the proportionate interest of any shareholder in the assets or earnings and profits of TWC.

        On the basis of the foregoing and based upon facts and presentations regarding factual matters made by TWC and that are consistent with the state of facts that TWC believes will be existing as of the closing date of the Note Exchange Offer, the opinion of Elias, Matz, Tiernan & Herrick L.L.P.,

Washington, D.C., special counsel to TWC, with respect to the material federal income tax consequences of the Note Exchange Offer is as follows:

          (i)    when consummated in accordance with the terms of the Agreement, the exchange of Notes for TWC Common Stock or the Replacement Notes or the Interest Notes in the Note Exchange Offer will constitute a "recapitalization" within the meaning of Section 368(a)(1)(E) of the U.S. Internal Revenue Code and, accordingly, TWC will not recognize any taxable gain or loss as a result of the Note Exchange Offer (except as described in paragraph (viii) below);

          (ii)   to the extent that the fair market value of the TWC Common Stock exceeds the principal amount of the Notes surrendered in the exchange, Noteholders should recognize taxable gain for federal income tax purposes upon receipt of TWC Common Stock for the Notes in satisfaction of the outstanding principal amount of the Notes;

          (iii)  to the extent that the fair market value of the TWC Common Stock does not exceed the principal amount of the Notes surrendered in the exchange, Noteholders will not recognize taxable gain or loss for federal income tax purposes upon the receipt of TWC Common Stock for the Notes in satisfaction of the outstanding principal amount of the Notes;

          (iv)  the aggregate tax basis for federal income tax purposes of each Noteholder of the TWC Common Stock received in exchange for the Notes pursuant to the Note Exchange Offer will equal such Noteholder's aggregate tax basis in the Notes surrendered in exchange therefore, reduced by the amount of any cash consideration received, and increased by the amount of taxable gain, if any, recognized by such Noteholder in the Note Exchange Offer;

          (v)   the new Interest Notes to be issued to pay a portion of the accrued but unpaid interest on the Notes will not require the Noteholder to recognize any gain or loss until principal or interest is paid thereon, at which time the Noteholder must recognize both the principal and interest paid as taxable income;

          (vi)  the holding period for the TWC Common Stock received by a Noteholder pursuant to the offer will include the holding period of the Notes surrendered in exchange therefore;

          (vii) the Noteholders that exchange their Notes solely for Replacement Notes will not recognize any taxable gain to the extent the principal amount of the Replacement Notes does not exceed the principal amount of the Notes;

          (viii) TWC will realize income from the cancellation of indebtedness to the extent the amount of the Notes (including any accrued interest) surrendered in the exchange is more than the fair market value of the TWC Common Stock, Replacement Notes or Interest Notes issued in exchange for the Notes; and,

          (ix)  to the extent the accrued and unpaid interest on the Notes is cancelled, a Noteholder will not recognize any capital gain or loss.

        The foregoing opinions are based on the Code, applicable Treasury Regulations, current published administrative decisions of the Internal Revenue Service and existing judicial decisions as of the date hereof. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. We assume no obligation to revise or supplement the foregoing opinions should the present federal income tax laws be changed by any legislation, judicial decisions or otherwise. We hereby consent to the filing of this opinion as an exhibit to the Form S-4 and we consent to the use of our name under the heading "Legal Matters" in the prospectus constituting a part thereof.

Very truly yours, ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
By:	/s/ TIMOTHY B. MATZ Timothy B. Matz, a Partner